UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DESWELL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

17B Edificio Comercial Rodrigues, 599 Avenida da Praia Grande, Macao Special Administrative Region, PRC (Address of Principal Executive Offices) (Zip Code)

2003 Stock Option Plan
(Amendment of August 7, 2013)
(Full title of the plan)

Herman Wong

Chief Financial Officer

Deswell Industries, Inc.

17B Edificio Comerical Rodrigues, 599 Avenida da Praia Grande, Macao
Special Administrative Region, PRC

853-28-322096
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
	Amount to be	offering price per	aggregate offering	registration
Title of securities to be registered	registered	share (1)	price (1)	fee (1)
Common Stock	900,000 shares(2)	$2.1225	$1,910,250	$246.04(3)

(1)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933. The registration fee is calculated on the basis of the average of the high and low price for the Registrant’s Common Stock reported on the NASDAQ Global Market on October 24, 2014.
(2)	In accordance with Rule 416(a) under the Securities Act of 1933, the Registrant is also registering hereunder an indeterminate number of shares that may be issued and sold as a result of the operation of the anti-dilution provisions of the 2003 Stock Option Plan of Deswell Industries, Inc., as amended, and options granted thereunder.
(3)	Common Stock issuable under the 2003 Stock Option Plan of Deswell Industries, Inc., as amended, covering an aggregate of 2,600,000 shares of no par value, were previously registered under prior registration statements described below; therefore, no filing fee with respect to those shares is required in accordance with Instruction E to the General Instructions to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in this Part I are being separately provided to the registrant’s employees, officers, directors and consultants as specified by Rule 428(b)(1).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

EXPLANATORY NOTE

Registrant is filing this Registration Statement to register an additional 900,000 shares of no par value of the Registrant’s common stock (the “Common Stock”), for issuance under the 2003 Stock Option Plan of Deswell Industries, Inc. (as previously existing or as amended, or amended and restated, from time to time, as the context so dictates, the “Plan”). The increase in the number of shares authorized for issuance under the Plan was approved by the Registrant’s shareholders on September 11, 2013. Registrant previously filed the following registration statements on Form S-8: Registration Statement No. 333-110236 filed on November 4, 2003, Registration Statement No. 333-130738 filed on December 28, 2005, Registration Statement No. 333-147790 filed on December 3, 2007, and Registration Statement No. 333-171314 filed on December 21, 2010, covering an aggregate of 2,600,000 shares of Common Stock authorized for issuance under the Plan.

Upon the effectiveness of this Registration Statement, an aggregate of 3,500,000 shares of Common Stock will have been registered for issuance from time to time under the Plan.

Item 3. Incorporation of Documents by Reference.

The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

(a) Registrant’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on July 11, 2014;

(b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above; and

(c) Registrant’s Form 8-A filed with the Securities and Exchange Commission on December 31, 2007 and Registrant’s Form 8-A/A (Amendment No. 1) filed with the Securities and Exchange Commission on March 31, 2010.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to its Articles of Association and subject to British Virgin Islands law, the Company may indemnify a director or officer out of the assets of the Company against all losses or liabilities which the director or officer may have incurred in or about the execution of the duties of his office or otherwise in relation thereto. No director or officer is liable for any loss, damage or misfortune which may have been incurred by the Company in the execution of the duties of his office, or in relation thereto provided the director or officer acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

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Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
No.	Description

4.1	2003 Stock Option Plan of Deswell Industries, Inc., as adopted August 20, 2003 and amended August 1, 2005, August 17, 2007, August 13, 2010 and August 7, 2013 (incorporated by reference to Annex A to the Company’s Proxy Statement furnished to the Securities and Exchange Commission on Form 6-K on August 12, 2013).

4.2	Form of Stock Option Agreement for 2003 Stock Option Plan of Deswell Industries, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 4, 2003).

5.1	Opinion of Harney Westwood & Riegels.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

99.1	Power of Attorney (included following signature page)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

		(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

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	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Macao Special Administrative Region, on the 31st day of October, 2014.

DESWELL INDUSTRIES, INC.
By:	/s/ Edward So Kin Chung
Edward So Kin Chung
and Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Pui Hon Lau, Edward So Kin Chung, and Herman Wong, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person and hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Richard Pui Hon Lau Richard Pui Hon Lau	Chairman of the Board of Directors	October 31, 2014

/s/ Edward So Kin Chung Edward So Kin Chung	Chief Executive Officer (principal executive officer)	October 31, 2014

/s/ Chin Pang Li Chin Pang Li	Executive Director of Manufacturing and Administration for Plastic Operations and Member of the Board of Directors	October 31, 2014

/s/ Hung-Hum Leung Hung-Hum Leung	Member of the Board of Directors	October 31, 2014

/s/ Allen Yau-Nam Cham Allen Yau-Nam Cham	Member of the Board of Directors	October 31, 2014

/s/ Wing-Ki Hui Wing-Ki Hui	Member of the Board of Directors	October 31, 2014

/s/ Herman Wong Herman Wong	Chief Financial Officer (principal financial and accounting officer)	October 31, 2014

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